EXHIBIT 2.1

Execution Copy
TRANSACTION AGREEMENT

Among

HENNESSY ADVISORS, INC.,

RAINIER INVESTMENT MANAGEMENT, LLC

and

MANNING & NAPIER GROUP, LLC

May 10, 2017

i

ii

Schedules

Schedule 3.11(d)          -            List of Contracts and Agreements
Schedule 3.11(n)           -            Insurance
Schedule 3.11(o)          -            Commission or Other Relief

iii

TRANSACTION AGREEMENT

THIS TRANSACTION AGREEMENT is made and entered into effective as of this 10th day of May, 2017 (the “Effective Date”), by and among HENNESSY ADVISORS, INC., a California corporation (“Buyer”), RAINIER INVESTMENT MANAGEMENT, LLC, a Delaware limited liability company (“Seller”), and MANNING & NAPIER GROUP, LLC, a Delaware limited liability company and the majority owner of Seller (“Parent”).  Seller and Parent are each sometimes referred to herein individually as a “Seller Party” and collectively as the “Seller Parties.”

RECITALS

A.            Parent is the majority owner of the outstanding equity interests of Seller.

B.            Seller is a registered investment adviser under the Investment Advisers Act (as defined herein).

C.            Seller serves as investment adviser to the Rainier Trust (as defined herein), and is the owner of certain property, including property used, or useful, in providing investment advisory services to the Rainier Funds (as defined herein).

D.            Buyer wishes to acquire from Seller, and Seller wishes to sell to Buyer, such property upon the terms and subject to the conditions hereinafter set forth.

AGREEMENT

In consideration of the foregoing premises and the covenants and agreements contained herein, Buyer and Seller, intending to be bound legally, agree as follows:

ARTICLE I
DEFINED TERMS

The following terms shall have the following meanings in this Agreement (other terms shall be defined in the text of this Agreement).

“Affiliated Person” means an affiliated person as defined in Section 2(a)(3) of the Investment Company Act.

“Affiliate” means a person or entity that directly or indirectly controls, is controlled by or is under common control with a specified person or entity.

“Agreement” means this Transaction Agreement together with all schedules and exhibits attached hereto, and all amendments hereto and thereof.

“Bill of Sale” has the meaning set forth in Section 8.2(e) of this Agreement.

“Buyer” has the meaning set forth in the preamble of this Agreement.

“Claimant” has the meaning set forth in Section 10.4(a) of this Agreement.

“Closing” means the completion of those actions described in Section 8.2 and Section 8.3 of this Agreement.

“Closing Date” means the date of the Closing specified in Section 8.1 of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission.

“Computer Systems” means the computer software, computer hardware, firmware, networks, interfaces and related systems used, owned or licensed by Seller in connection with, or in relation to, the Rainier Funds.

“Current Net Asset Value” has the meaning set forth in Rules 2a-4 and 22c-1 under the Investment Company Act while calculated in accordance with historical norms of the Rainier Funds in accordance with the procedures and principles outlined under the heading “Pricing of Fund Shares” in the amended registration statement on Form N-1A of the Rainier Trust as filed with the Commission on July 29, 2016.

“Excluded Assets” has the meaning set forth in Section 2.2 of this Agreement.

“Excluded Liabilities” has the meaning set forth in Section 2.3 of this Agreement.

“Financial Statement Date” has the meaning set forth in Section 3.11(b) of this Agreement.

“Fundamental Representations” has the meaning set forth in Section 10.1 of this Agreement.

“Fund Financial Statements” has the meaning set forth in Section 3.11(b) of this Agreement.

“Fund Statements” has the meaning set forth in Section 3.11(m) of this Agreement.

“Fund Transactions” means collectively, the reorganization of (i) each of the Rainier Mid Cap Equity Fund and the Rainier Small/Mid Cap Equity Fund into the Hennessy Cornerstone Mid Cap 30 Fund and (ii) the Rainier Large Cap Equity Fund into the Hennessy Cornerstone Large Growth Fund.

“Hennessy Cornerstone Large Growth Fund” means the Hennessy Cornerstone Large Growth Fund, a series of Hennessy Funds Trust.

“Hennessy Cornerstone Mid Cap 30 Fund” means the Hennessy Cornerstone Mid Cap 30 Fund, a series of Hennessy Funds Trust.

“Hennessy Funds Trust” means Hennessy Funds Trust, a Delaware statutory trust.

“Hennessy Funds Trust Board” means the board of trustees of Hennessy Funds Trust.

“Indemnifying Party” has the meaning set forth in Section 10.4(a) of this Agreement.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and rules and regulations promulgated thereunder.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and rules and regulations promulgated thereunder.

“Knowledge of Seller” or words to that effect mean the actual knowledge of any of Michele Mosca, Richard Yates and Elisa Enns, after and assuming reasonable due inquiry and investigation.

“Law” means any statute, ordinance, rule, code or regulation, enacted imposed or promulgated, or order issued, imposed or rendered by any governmental or regulatory authority.

“Liens” means any security interest, mortgage, lien, pledge, charge, title retention, security agreement, lease, option, defect of title or other encumbrance or right of others, except for Taxes not yet due or payable and encumbrances which do not materially impair the present use of the assets to which they relate.

“Material Adverse Effect” means:

(a)            with respect to Seller, any change, effect, event or occurrence that is materially adverse to (i) the business, operations or financial condition of Seller taken as a whole, other than any such effect to the extent resulting from (A) entering into, announcing or consummating this Agreement or the transactions contemplated hereby, (B) any change in general economic or political conditions, capital markets, interest rates or securities markets arising after the date hereof, (C) any change in applicable Law or U.S. generally accepted accounting principles or in interpretations thereof arising after the date hereof, (D) any outbreak or substantial worsening of major hostilities in which the United States is involved or any act of terrorism within or involving the United States or its property or citizens arising after the date hereof, (E) any financial or operational impact relating to the planned restructuring of the Seller’s business and operations (excluding any impact on the Rainier Funds) or the adoption of the Rainier International Discovery Fund by Parent (the “International Funds Adoption”), or (F) any decline in assets under management, in and of itself, but not including the underlying reasons therefor unless otherwise excepted pursuant to the other subsections of this definition each of (A) through and including (E) (except, in the case of each of the clauses (B), (C) and (D) in this subsection, to the extent having a disproportionate impact on Seller); or (ii) the ability of Seller to timely complete the transactions contemplated by this Agreement or timely perform its obligations hereunder;

(b)            with respect to Buyer, any change, effect, event or occurrence that is materially adverse to (i) the business, operations or financial condition of the investment advisory business of Buyer taken as a whole, other than any such effect to the extent resulting from (A) entering into, announcing or consummating this Agreement or the transactions contemplated hereby, (B) any change in general economic or political conditions, capital markets, interest rates or securities markets arising after the date hereof, (C) any change in applicable Law or U.S. generally accepted accounting principles or in interpretations thereof arising after the date hereof, (D) any outbreak or substantial worsening of major hostilities in which the United States is involved or any act of terrorism within or involving the United States or its property or citizens arising after the date hereof, or (E) any decline in assets under management, in and of itself, but not including the underlying reasons therefor unless otherwise excepted pursuant to the other subsections of this definition each of (A) through and including (E) (except, in the case of each of the clauses (B), (C) and (D) in this subsection, to the extent having a disproportionate impact on Buyer) (the “Buyer MAE Exceptions”); or (ii) the ability of Buyer to timely complete the transactions contemplated by this Agreement or timely perform its obligations hereunder; or

(c)            with respect to the Rainier Funds, any change, effect, event or occurrence that is materially adverse to the Rainier Funds, other than any such effect to the extent resulting from (A) entering into, announcing or consummating this Agreement or the transactions contemplated hereby, (B) any change in general economic or political conditions, capital markets, interest rates or securities markets arising after the date hereof, (C) any change in applicable Law or U.S. generally accepted accounting principles or in interpretations thereof arising after the date hereof, (D) any outbreak or substantial worsening of major hostilities in which the United States is involved or any act of terrorism within or involving the United States or its property or citizens arising after the date hereof, or (E) any decline in assets under management or the aggregate Current Net Asset Value of the Rainier Funds, in and of itself, but not including the underlying reasons therefor unless otherwise excepted pursuant to the other subsections of this definition each of (A) through and including (E) (except, in the case of each of the clauses (B), (C) and (D) in this subsection, to the extent having a disproportionate impact on the Rainier Funds).

“N-14 Prospectus” has the meaning set forth in Section 3.13 of this Agreement.

“N-14 Registration Statement” has the meaning set forth in Section 3.13 of this Agreement.

“Parent” has the meaning set forth in the preamble of this Agreement.

“Plan of Reorganization” means the agreement and plan of reorganization pursuant to which the Fund Transactions will be effected.

“Purchased Assets” means the assets specified in Section 2.1 of this Agreement.

“Purchase Price” has the meaning set forth in Section 2.4 of this Agreement.

“Rainier Funds” means the Rainier Large Cap Equity Fund, the Rainier Mid Cap Equity Fund and the Rainier Small/Mid Cap Equity Fund, which are three series of the Rainier Trust and does not include any other series of the Rainier Trust.

“Rainier Trust” means Rainier Investment Management Mutual Funds, an open-end management investment company organized as a statutory trust under the Laws of the State of Delaware and consisting of the series that may comprise the trust from time to time.

“Rainier Trust Board” means the board of trustees of the Rainier Trust.

“Securities Act” means the Securities Act of 1933, as amended, and rules and regulations promulgated thereunder.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the preamble of this Agreement.

“Seller Parties” has the meaning set forth in the preamble of this Agreement.

“Seller Party” has the meaning set forth in the preamble of this Agreement.

“Taxes” means all taxes, charges, fees, levies or like other assessments (whether federal, state, local, or foreign) of any kind whatsoever, including income, gross receipts, profits, premium, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, unemployment, escheat or abandoned property, excise, windfall profits, transfer, license, occupation, or property taxes, together with any interest, penalties or additions to tax resulting from, attributable to, or incurred in connection with, any such Taxes or any contest or dispute thereof, including any obligation to indemnify or otherwise assume or succeed to the liability for Taxes of any other person.

“Trading Days” means any day on which the New York Stock Exchange is open for trading.

ARTICLE II
PURCHASED ASSETS; PURCHASE PRICE

Section 2.1                          Purchased Assets.  On the Closing Date, Seller shall deliver to Buyer originals or true copies of the following, and only the following:

(a)            All assets, rights and benefits that pertain to and are necessary or desirable for the management, administration and operation of the Rainier Funds, including files, books, records and data files (in whatever form or forms including hard copy, microfilm, microfiche, CD ROM or other electronic media) possessed by Seller or by third parties acting on behalf of the Seller or the Rainier Funds (except to the extent that Seller is required by applicable Law to retain such materials or copies thereof in which event Seller shall, at Seller’s expense, provide to Buyer such materials or copies thereof, whichever is available and complies with such applicable Law) (the “Purchased Assets”); and

(b)            All records required to be maintained and retained under the Investment Company Act or the Investment Advisers Act by Seller in connection with Seller’s provision of investment advisory services to the Rainier Funds (except to the extent that Seller is required by applicable Law to retain such materials or copies thereof in which event Seller shall provide to Buyer such materials or copies thereof, whichever is available and complies with such applicable Law), whether or not owned by Seller.

Section 2.2                          Excluded Assets.  For the avoidance of doubt, the Purchased Assets shall not include any other Assets of Seller not specified in Section 2.1 (collectively, the “Excluded Assets”).

Section 2.3                          Excluded Liabilities.  Buyer shall not assume or be bound by any liabilities or obligations of Seller of any kind or nature whatsoever, whether known or unknown, liquidated or contingent, or otherwise (collectively, the “Excluded Liabilities”), including any or all of the following:

(a)            all liabilities and obligations relating to the Excluded Assets;

(b)            all Taxes concerning or relating to Seller arising out of or resulting from the sale, transfer, assignment, conveyance and delivery of the Purchased Assets pursuant hereto;

(c)            all Taxes imposed on, collected by or withheld with respect to, or in any way related to (i) Seller or (ii) the Purchased Assets with respect to any taxable period (or portion thereof) ending on or prior to the Closing Date;

(d)            all liabilities and obligations to any employees of Seller;

(e)            all liabilities and obligations of Seller under any contract, lease, instrument or other agreement (verbal or written) to which Seller is a party or by which Seller is bound or any amounts due arising out of the termination thereof; and

(f)            any liability, obligation, claim, action, complaint, debt, suit, cause of action, investigation, or proceeding of any kind whatsoever, against or relating to Seller or the Purchased Assets, whether asserted, instituted, or commenced prior to or after the Closing Date, which arises out of, relates to, or results from (i) the use, ownership or lease of the Purchased Assets or operation of the business of Seller on or prior to the Closing Date (including due to non-compliance with applicable Laws), (ii) any actions taken or omitted to be taken by Seller on or prior to the Closing Date, or (iii) any continuing business activities of Seller after the Closing Date.

Section 2.4                          Purchase Price.  In consideration for the transactions contemplated hereby, Buyer shall pay Seller the Purchase Price on the Closing Date, by wire transfer of immediately available funds to an account designated by Seller in writing at least two business days prior to the Closing Date, an amount equal to 0.85% of the aggregate Current Net Asset Value of the Rainier Funds as measured at the close of business on the Trading Day immediately preceding the Closing Date (the “Purchase Price”).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES

The Seller Parties jointly and severally represent and warrant to Buyer as of the date hereof and as of the Closing Date, as follows:

Section 3.1                          Organization, Standing and Authority.

(a)            Parent is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Parent has all requisite power and authority to execute and deliver this Agreement and the documents contemplated hereby and to perform and comply with all of the terms, covenants and conditions to be performed and complied with by Parent hereunder and thereunder.

(b)            Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Seller has all requisite power and authority to conduct its business as presently conducted as it relates to providing investment advisory services to the Rainier Funds, to execute and deliver this Agreement and the documents contemplated hereby and to perform and comply with all of the terms, covenants and conditions to be performed and complied with by Seller hereunder and thereunder.  Seller is duly qualified or licensed to do business as a foreign limited liability company, and is in good standing, in every jurisdiction where failure to be so qualified or licensed would be reasonably likely to have a Material Adverse Effect on Seller or the Rainier Funds.

Section 3.2                          Ownership. As of the Effective date, Parent owns approximately 85% of the outstanding equity interests of Seller free and clear of all Liens.

Section 3.3                          Authorization and Binding Obligation.  The execution, delivery and performance of this Agreement by Seller Parties has been duly authorized by all necessary action on the part of Seller Parties.  This Agreement has been duly executed and delivered by Seller Parties and, assuming the due authorization, execution and delivery of this Agreement by Buyer, constitutes the legal, valid and binding obligation of Seller Parties, enforceable against Seller Parties in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, re-organization or similar Laws relating to or affecting creditors’ rights generally or by general equity principles (whether applied in a court of law or a court of equity and including limitations on the availability of specific performance or other equitable remedies).

Section 3.4                          Registered Investment Adviser.  Seller is duly registered as an investment adviser under the Investment Advisers Act.  Seller has not received any written notice by the Commission that Seller’s registration as an investment adviser is, is to be, or will be restricted or terminated.

Section 3.5                          No Violations.  The execution, delivery and performance by Seller Parties of this Agreement and the documents contemplated hereby (i) will not conflict with any provision of the organizational documents of the Seller Parties; (ii) will not conflict with, result in a breach of, or constitute a default under, any applicable Law, judgment, order, ordinance, injunction, decree, rule, regulation or ruling of any court or governmental instrumentality, except as will not individually or in the aggregate have a Material Adverse Effect with respect to each Seller Party, Buyer or the Rainier Funds or as will be cured or waived prior to the Closing Date; and (iii) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license or permit to which any Seller Party is a party or by which any Seller Party may be bound, except as will not singly or in the aggregate have a Material Adverse Effect with respect to such Seller Party, Buyer or the Rainier Funds, or as will be cured or waived prior to the Closing Date.

Section 3.6                          Title to and Condition of Assets.  Seller has good, clear and unencumbered title to the Purchased Assets (or valid rights to use the same), and on the Closing Date will convey ownership thereof to the Purchased Assets to Buyer, free and clear of all Liens.  To the knowledge of Seller, during the past thirty-six months, the Computer Systems have not failed to any material extent and the data which the Computer Systems process has not been materially corrupted.  Seller has taken appropriate steps in accordance with industry standards to preserve the availability, security and integrity of the Computer Systems and the data and information stored on the Computer Systems.

Section 3.7                          Consents; Governmental/Regulatory Authority.  Seller Parties are not required to submit any notice, report or other filing with, or obtain any authorization, consent or approval from, any governmental authority or self-regulatory organization prior to the execution, delivery and performance by Seller Parties of this Agreement or the consummation of the transactions contemplated herein, other than notices, reports or other filings, authorizations, consents or approvals expressly contemplated by this Agreement or relating to matters that, in the aggregate, will not have a Material Adverse Effect with respect to Seller Parties or the Rainier Funds.

Section 3.8                          Financial Condition; Effect of Sale of Assets.  Parent is not insolvent on the date of this Agreement and shall not be insolvent on the Closing Date.  The transactions contemplated by this Agreement (i) will not render either Seller Party insolvent or leave either Seller Party with assets unreasonably small in relation to the business in which it is engaged and (ii) is not being undertaken by either Seller Party with the intent to hinder, delay or defraud its creditors.  If Seller requires additional financing to meet its obligations under this Agreement or to ensure that it is not insolvent, then Parent shall provide the needed financing.

Section 3.9                          Legal Actions.  There is no action, suit, proceeding, complaint, litigation, investigation, inquiry or governmental proceeding pending, or to the Knowledge of Seller threatened, before any court or governmental or regulatory authority, against (i) any of the Purchased Assets or (ii) Seller Parties, or to the Knowledge of Seller any of its Affiliates or any of the Rainier Funds, that reasonably could be expected to have a Material Adverse Effect on Seller Parties, Buyer or the Rainier Funds.  Seller Parties are not subject to, or bound by, any judgment, order, writ, injunction or decree of any court, or of any governmental body, including the Commission, or of any arbitrator, that would prevent the conduct of business of Seller Parties or the Rainier Funds substantially in accordance with current practice.

Section 3.10                          Compliance with Laws.  Seller’s business of providing investment advisory services to the Rainier Funds is being operated in material compliance with all applicable Laws, rules, regulations, ordinances, orders or requirements of all federal, state and local governmental or regulatory authorities.  Seller has complied in all material respects with all written notices and demands to it from all governmental or regulatory authorities with respect to the ownership, use and operation of all of the Purchased Assets and the provision of investment advisory services to the Rainier Funds.

Section 3.11                          The Rainier Funds.  With respect to the Rainier Funds:

(a)            Registration and Regulation.  The Rainier Trust is duly registered with the Commission as an investment company under the Investment Company Act, and all shares of the Rainier Funds which, since their organization, have been or are being offered for sale have been duly registered under the Securities Act and have been duly registered, qualified or are exempt from registration or qualification under the securities laws of each state or other jurisdiction in which such shares have been or are being offered.  The Rainier Funds are in material compliance with all applicable Laws, rules and regulations, including, without limitation, the Investment Company Act, the Securities Act, the Securities Exchange Act and all applicable state securities laws.  The Rainier Funds are in compliance with the investment policies and restrictions set forth in its registration statement currently in effect under the Securities Act.  The value of the net assets of the Rainier Funds is determined pursuant to the requirements of the Investment Company Act and purchases and redemptions of shares of the Rainier Funds, since their organization have been effected at the net asset value per share calculated in such manner.  There are no legal or governmental actions, investigations, inquiries or proceedings pending or threatened against the Rainier Trust or the Rainier Funds.

(b)            Financial Statements.  The books of account and related records of the Rainier Funds fairly reflect in all material respects the respective assets, liabilities and transactions of the Rainier Funds in accordance with U.S. generally accepted accounting principles applied on a consistent basis.  The audited financial statements of the Rainier Funds as of March 31, 2016 (the “Financial Statement Date”), and the unaudited financial statements of the Rainier Funds as of September 30, 2016, both of which were timely filed by the Rainier Funds with the Securities and Exchange Commission (collectively, the “Fund Financial Statements”), present fairly in all material respects the financial position of the Rainier Funds and the results of operations and cash flows for the accounting principles applied on a consistent basis as at the dates indicated therein in accordance with U.S. generally accepted accounting principles.  The financial statements of the Rainier Funds as of March 31, 2016, have been audited by an independent registered public accounting firm.  The audited financial statements of the Rainier Funds as of March 31, 2017, will be timely filed, and will present fairly in all material respects the financial position of the Rainier Funds and the results of operations and cash flows for the accounting principles applied on a consistent basis as at the dates indicated therein in accordance with U.S. generally accepted accounting principles.

(c)            No Material Adverse Changes.  From the Financial Statement Date until the date of this Agreement, no material adverse change has occurred in the financial condition, results of operations or business of the Rainier Trust and the Rainier Funds or the status of the Rainier Funds as regulated investment companies under the Code other than changes occurring in the ordinary course of business of the Rainier Funds, which may include closure of under scale or under performing funds other than the Rainier Funds, the divestiture of Rainier High Yield Fund and the planned International Fund Adoption.

(d)            Contracts.  Except for contracts and agreements disclosed on Schedule 3.11(d) (which shall be updated by Seller at Closing), none of the Rainier Funds is a party to any material contract, debt arrangement, futures contract, plan, lease, franchise, license or permit (other than permits issued under any securities law) of any kind or nature whatsoever.  No default by the Rainier Funds, nor to the Knowledge of Seller by any other party to any such contract or agreement, exists under any of the contracts and agreements listed on Schedule 3.11(d).

(e)            Taxes.  All federal income Tax returns, all other material federal Tax returns, and all material state and local Tax returns for any open Tax periods required to be filed by the Rainier Funds on or prior to the Closing Date have been or will be timely filed, such Tax returns are or will be correct in all material respects, and all Taxes payable by the Rainier Funds (whether or not shown on such Tax returns) have been or will be timely paid.  For any period for which Tax returns of the Rainier Funds are not required to have been filed in accordance with the previous sentence by the Closing Date, the Rainier Funds have made, or will make by the Closing Date, an adequate accrual on their books of any Taxes due or to become due, if any, as a result of actions taken or events occurring on or before the Closing Date.  Each of the Rainier Funds (i) has properly and effectively elected to be a regulated investment company under Section M of the Code and (ii) for all periods beginning on the commencement of the Rainier Funds and ending on the Closing Date, has complied with all the requirements of a regulated investment company under Subchapter M of the Code.  None of the Rainier Funds is a party to any agreement or arrangement that would require it to include in income following the Closing amounts that would cause the Rainier Funds to fail the income test set forth in Section 851(b)(2) of the Code, and none of the Rainier Funds owns any asset that it received from a corporation subject to Subchapter C of the Code in a transaction in which the tax basis of such asset carried over from such corporation to such Rainier Fund.  The Rainier Funds have timely provided to their shareholders any notices relating to the character of shareholder distributions or portions thereof required under Sections 852, 853, 854 and 855 of the Code and Section 19 of the Investment Company Act and have properly withheld or collected all Taxes required by Law to be withheld or collected from amounts payable to the shareholders of the Rainier Funds and have timely remitted such withheld or collected Taxes to the appropriate taxing authority, agency or body.

(f)            Books and Records.  The books and records of the Rainier Funds reflecting, among other things, the purchase and sale of shares of the Rainier Funds by their shareholders, the number of issued and outstanding shares owned by each shareholder and the state or other jurisdiction in which such shares were offered and sold, are complete and accurate in all material respects.

(g)            Prospectus.  The current prospectus and statement of additional information for the Rainier Funds as of the date on which they were issued did not contain, and as supplemented by any supplement thereto dated prior to or on the Closing Date, do not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(h)            Ability to Conduct Business.  The Rainier Funds are not subject to, or bound by, any judgment, order, writ, injunction or decree of any court, or of any governmental or regulatory or self-regulatory authority, including the Commission, or of any arbitrator, that would prevent the conduct of business of the Rainier Funds substantially in accordance with current practice.

(i)            Litigation or Proceeding.  No litigation is pending, or to the Knowledge of Seller, threatened, and no investigation, inquiry or governmental proceeding is pending or, to the Knowledge of Seller, threatened against the Rainier Funds or against Seller or its Affiliates and affecting the Rainier Funds before any court, arbitrator or federal, state, local or foreign governmental or regulatory agency or authority or self-regulatory authority (including, but not limited to, the Commission, the Commodities Futures Trading Commission and the Internal Revenue Service).

(j)            Absence of Undisclosed Liabilities.  As of the Financial Statement Date, neither of the Seller Parties, Rainier Trust nor Rainier Funds had any material debts, obligations or liabilities, whether due or to become due, absolute, contingent or otherwise, that are required to be reflected in the Fund Financial Statements in accordance with U.S. generally accepted accounting principles, that are not so reflected.

(k)            No Pending Transaction.  The Rainier Funds are not a party to or bound by any agreement, undertaking or commitment (i) to merge or consolidate with, or acquire all or substantially all of the property and assets of, any other corporation, trust or person or (ii) to sell, lease or exchange all or substantially all of their property and assets to any other corporation, trust or person.

(l)            Suspension or Revocation of Adviser Registration.  Neither Seller nor, to the Knowledge of Seller, any Affiliated Person of Seller has been convicted of any felony or misdemeanor described in Section 9(a)(1) of the Investment Company Act, nor, to the Knowledge of Seller, has any investment adviser, or any “person associated” (as defined in the Investment Advisers Act) with any investment adviser, of the Rainier Funds been subject, or presently is subject, to any disqualification that would be a basis for denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Investment Advisers Act or Rule 206(4)-4(b) thereunder or of a broker-dealer under Section 15 of the Securities Exchange Act, or for disqualification as an investment adviser, employee, officer or director of an investment company under Section 9 of the Investment Company Act, and, to the Knowledge of Seller, there is no proceeding or investigation that is reasonably likely to become the basis for, any such disqualification, denial, suspension or revocation.

(m)            Fund Statements.  Seller has furnished Buyer or provided access to, with respect to the Rainier Funds, complete and true copies of the Rainier Funds’ (i) Annual and Semi-Annual Reports on Form N-CSR, together with any and all exhibits annexed thereto, and proxy statements pertaining to the last five years, each in the form delivered to shareholders, as well as any additional report or other material generally delivered to such shareholders since the delivery of such Annual Report or Semi-Annual Report, as the case may be, and (ii) Prospectuses, together with Statements of Additional Information, filed with the Commission in the last five years, each in the form filed with the Commission (all of the foregoing documents referred to in (i) and (ii) being collectively referred to herein as the “Fund Statements”).  The information contained in the Fund Statements did not as of the date of filing, effectiveness or first use, as applicable, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make any material statement made therein, in light of the circumstances under which they were made, not misleading.  Since the end of the period covered by the most recent Annual or Semi-Annual Report through the date hereof, there has occurred no event or condition (other than as a result of this Agreement and the transactions contemplated hereby) which would (i) require the Rainier Funds to file an additional amendment, registration statement, prospectus, prospectus supplement, report or other document with the Commission, which document has not been so filed with the Commission and delivered to Buyer or (ii) require the Rainier Funds to conduct a meeting of its shareholders.

(n)            Insurance.  Schedule 3.11(n) sets forth a complete and accurate list of the insurance (including policy number, amount and type of coverage) maintained by the Rainier Trust on behalf of the Rainier Funds.  To the Knowledge of Seller, all of such insurance policies are valid, binding and enforceable in accordance with their terms against the respective insurers and are in full force and effect.  Seller has received no written notice from its insurance carriers disclaiming coverage or defending a reservation of rights clause as to any of such notifications.

(o)            Commission or Other Relief.  Schedule 3.11(o) sets forth a list of any no‑action letters, exemptive orders or other interpretive relief from the Commission or any other government entity obtained by the Rainier Trust or Seller relating to the operation of the Rainier Funds.  Seller and the Rainier Trust on behalf of the Rainier Funds, as applicable, have complied with all representations, terms and conditions of each such no action letter, exemptive order and other relief necessary to rely on the same.

(p)            Pricing Errors.  During the past three years, there has existed no material unremedied pricing error or similar condition with respect to the Rainier Funds.

(q)            Board Composition.  The Rainier Trust’s Board of Trustees has been established and operated in conformity with the requirements and restrictions of Sections 10 and 16 of the Investment Company Act and satisfies the fund governance standards as defined in Rule 0-1 under the Investment Company Act.  No trustee who has been identified as an “independent” or “non-interested” in the Rainier Trust’s most recent registration statement on Form N-1A is an “interested person” of the Rainier Trust, as that term is defined in Section 2(a)(19) of the Investment Company Act, or has had at any time during the past three years a material business or professional relationship with Seller or the principal underwriter of the Rainier Funds or with the principal executive officer or any controlling person of Seller or the principal underwriter of the Rainier Funds other than as set forth in the Rainier Trust’s registration statement on Form N-1A.  To the Knowledge of Seller, no trustee is ineligible under section 9(a) or section 9(b) of the Investment Company Act to serve as a trustee to a registered investment company.

Section 3.12                          Sufficiency of Assets; Trade Rights.  After giving effect to the transactions contemplated by this Agreement, Buyer will own or have access to all of the files, books and records owned or controlled by Seller and necessary to conduct the management or operations of the Rainier Funds in all material respects in substantially the same manner conducted by Seller on and prior to the Closing Date.  To the Knowledge of Seller, Seller is not infringing and has not infringed any intellectual property rights of another in the management or operations of the Rainier Funds, nor to the Knowledge of Seller, is any other person infringing the intellectual property rights of Seller.  Seller does not pay any royalties or other consideration for the right to use any Purchased Assets or other intellectual property rights used by the Rainier Funds.  There is no litigation pending or, to the Knowledge of Seller, threatened to challenge Seller’s right, title and interest with respect to its continued use and right to preclude others from using any Purchased Assets.

Section 3.13                          Registration Statement.  Reference is made to the registration statement to be filed with the Commission by Buyer on Form N-14 relating to the shares of the Hennessy Cornerstone Mid Cap 30 Fund and the Hennessy Cornerstone Large Growth Fund issuable thereunder, which consists of the prospectus/proxy statement (the “N-14 Prospectus”), the statement of additional information and other required information (together with the N-14 Prospectus, the “N-14 Registration Statement”).  The information relating to Seller and the Rainier Funds that is provided by Seller or its representatives for inclusion in the N-14 Registration Statement, as amended or supplemented by any amendments or supplements filed with the Commission by Buyer, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

Section 3.14                          Section 15(f) Safe Harbor.  Seller has no express or implied understanding or arrangement that would impose an “unfair burden” (within the meaning of Section 15(f) of the Investment Company Act) on the Rainier Funds or that would be reasonably expected to impose an “unfair burden” on the Rainier Funds that would make unavailable the benefits and protections of the “safe harbor” provided by Section 15(f) of the Investment Company Act.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, as of the date hereof and as of the Closing Date, as follows:

Section 4.1                          Organization, Standing and Authority.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of California.  Buyer is duly qualified or licensed to do business as a foreign corporation, and is in good standing, in every jurisdiction where the failure to be so qualified or licensed would be reasonably likely to have a Material Adverse Effect on Buyer.  Buyer has all requisite corporate power and authority to conduct its business as presently conducted as it relates to providing investment advisory services to Hennessy Funds Trust and, following the Closing, the Rainier Funds, and to execute and deliver this Agreement and the documents contemplated hereby, and to perform and comply with all of the terms, covenants and conditions to be performed and complied with by Buyer hereunder and thereunder.

Section 4.2                          Authorization and Binding Obligation.  The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all necessary corporate action on the part of Buyer other than the final approval of the transactions contemplated by this Agreement by the Board of Directors subsequent to its receipt of a satisfactory due diligence report, which shall be determined by the Board of Directors on or before June 6, 2017, or such other later date as agreed to by Buyer and Seller Parties.  This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery of this Agreement by Seller, constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the enforceability hereof may be affected by bankruptcy, insolvency, reorganization or similar Laws relating to or affecting creditors’ rights generally, or by general equity principles (whether applied in a court of law or a court of equity and including limitations on the availability of specific performance or other equitable remedies).

Section 4.3                          No Violations.  The execution, delivery and performance by Buyer of this Agreement and the documents contemplated hereby (i) will not conflict with any provision of Buyer’s amended and restated articles of incorporation or bylaws; (ii) will not conflict with, result in a breach of, or constitute a default under, any applicable Law, judgment, order, ordinance, injunction, decree, rule, regulation or ruling of any court or governmental instrumentality, except as will not individually or in the aggregate have a Material Adverse Effect with respect to Buyer or Seller or as will be cured by waiver prior to the Closing Date; and (iii) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license or permit to which Buyer is a party or which Buyer is bound, except as will not singly or in the aggregate have a Material Adverse Effect with respect to Buyer, Seller or the Rainier Funds or as will be cured or waived prior to the Closing Date.

Section 4.4                          Consents; Governmental/Regulatory Authorities.  Buyer is not required to submit any notice, report or other filing with, or obtain any authorization, consent or approval from, any governmental authority or self-regulatory organization prior to the execution, delivery and performance by Buyer of this Agreement or the consummation of the transactions contemplated hereby, other than notices, reports or other filings, authorizations, consents or approvals relating to matters that, in the aggregate, will not have a Material Adverse Effect with respect to Buyer.

Section 4.5                          No Disqualifying Conduct.  Neither Buyer nor any Affiliated Person of Buyer is ineligible to serve as an employee, officer, director, member of an advisory board, investment adviser, depositor or principal underwriter of any investment company registered under the Investment Company Act by reason of any conviction of a felony or misdemeanor, described in Section 9(a)(1) of the Investment Company Act, or by reason of any order, judgment or decree of any court of competent jurisdiction, described in Section 9(a)(2) of the Investment Company Act, and is not subject to any order issued by the Commission under Section 9(b) of the Investment Company Act.  Neither Buyer nor any “associated person” (as defined in the Investment Advisers Act) of Buyer that is registered as an investment adviser is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment advisor or an associated person thereof.  To the best of Buyer’s knowledge, no facts exist with respect to Buyer, or any Affiliated Person or associated person of Buyer, which would form a basis for any such disqualification or ineligibility.

Section 4.6                          Litigation; Proceedings.  No litigation, proceeding or governmental investigation, or inquiry is pending or, to the best of Buyer’s knowledge, threatened, against Buyer that seeks to delay, hinder or prohibit execution of this Agreement or consummation of the transactions contemplated herein or that, if determined against Buyer would be reasonably likely to have a Material Adverse Effect on Buyer.  Buyer is not subject to, or bound by, any judgment, order, writ, injunction or decree of any court, or of any governmental body, including the Commission, or of any arbitrator, that would prevent the conduct of business of Buyer or, following the Closing, the Rainier Funds in accordance with Buyer’s current practice.

Section 4.7                          Registered Investment Adviser.  Buyer is registered as an investment adviser under the Investment Advisers Act.  Buyer has not received any written notice by any state that Buyer’s registration as an investment adviser is, is to be, or will be restricted or terminated.

Section 4.8                          Compliance with Law.  Buyer is in compliance with all applicable Laws, rules and regulations, including, without limitation, federal and state securities laws, except where failure to be so in compliance would not be reasonably likely to have a Material Adverse Effect on Buyer.

Section 4.9                          Registration Statement.  The information relating to Buyer, the Hennessy Cornerstone Mid Cap 30 Fund, and the Hennessy Cornerstone Large Growth Fund that is provided by Buyer or its representatives for inclusion in the N-14 Registration Statement and the N-14 Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The N-14 Registration Statement and the N-14 Prospectus, other than the information contained therein provided by Seller or its Affiliates for inclusion therein, will comply in all material respects with the provisions of the Securities Act, the Securities Exchange Act and the Investment Company Act and the rules and regulations thereunder.  In addition, Buyer anticipates that each Fund Transaction will qualify as a tax-free re-organization for each Rainier Fund and its shareholders.

Section 4.10                          Section 15(f) Safe Harbor.  Buyer has no express or implied understanding or arrangement that would impose an “unfair burden” (within the meaning of Section 15(f) of the Investment Company Act) on the Rainier Funds or that would reasonably be expected to impose an “unfair burden” on the Rainier Funds that would make unavailable the benefits and protections of the “safe harbor” provided by Section 15(f) of the Investment Company Act.

Section 4.11                          Funding; Financial Condition.  Buyer has available and will have available as of the Closing Date, all funds necessary to satisfy all of its obligations hereunder and in connection with the transactions contemplated hereby.  Buyer is not insolvent on the date of this Agreement, shall not be insolvent on the Closing Date and the transactions contemplated by this Agreement will not render Buyer insolvent or leave Buyer with assets unreasonably small in relation to the business in which it is engaged.

Section 4.12                          No Material Adverse Changes.  From September 30, 2016 (Buyer’s most recent fiscal year end), until the date of this Agreement, no material adverse change has occurred in the financial condition, results of operations or business of Buyer, Hennessy Funds Trust or the status of either the Hennessy Cornerstone Mid Cap 30 Fund or the Hennessy Cornerstone Large Growth Fund as a regulated investment company under the Code, as applicable, other than changes to the extent resulting from the Buyer MAE Exceptions and other than changes occurring in the ordinary course of business of Hennessy Funds Trust or Buyer.

ARTICLE V
COVENANTS

Section 5.1                          Pre-Closing Covenants of Seller.

(a)            General.  Prior to the earlier of the Closing Date or the termination of this Agreement pursuant to Article IX, Seller shall use its commercially reasonable best efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

(b)            Maintenance of Business.  Except as contemplated by this Agreement, as related to the restructuring of the Seller’s business (excluding maintenance of the Rainier Funds), or with the prior written consent of Buyer, between the date hereof and the Closing Date, Seller shall (i) operate Seller’s business as it relates to management of the investments of the Rainier Funds in the ordinary course of business in accordance with past practices (except where such action would conflict with Seller’s obligations under this Agreement), (ii) preserve its present business organization and relationships involving the operation of the Rainier Funds and (iii) not engage in any extraordinary transactions affecting the Rainier Funds.

(c)            Approvals.  Subject in all cases to any fiduciary duties to which they may be subject, Seller Parties shall, prior to the Closing Date or earlier termination of this Agreement in accordance with its terms, use their reasonable best efforts to obtain the actions of the Rainier Trust Board and the actions of Parent’s Board of Directors as enumerated in Section 7.1(c) and Section 7.1(d), as applicable, and to cause the Rainier Funds to solicit its shareholders with regard to approval of the Plan of Reorganization for which shareholder approval is required, as well as other matters relating directly or indirectly to the Fund Transaction, consistent with all requirements of the Investment Company Act and the Securities Exchange Act applicable to such solicitation.  Seller shall engage Broadridge Financial Solutions, Inc. to assist in soliciting the approval of the shareholders of the Rainier Funds required to complete the transactions contemplated hereby.

(d)            Exclusivity.  Prior to the earlier of the Closing Date or the termination of this Agreement pursuant to Article IX, Seller Parties shall not, nor shall they authorize or permit any officer, director or employee of Seller Parties to, or authorize any investment banker, broker, attorney, accountant, or other representative retained by Seller Parties to:  (a) solicit, initiate, or encourage (including by way of furnishing information) the submission of any proposal or offer from any person relating to the acquisition of any portion of the Purchased Assets or the operation of the Rainier Funds (including any acquisition structured as a stock purchase, asset purchase, merger, consolidation or share exchange); or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing.

Section 5.2                          Negative Covenants.  Seller shall not, without the prior written consent of Buyer or as contemplated by this Agreement (with notice to Buyer), do any of the following:

(a)            Disposition of Assets.  Sell, assign or otherwise transfer or dispose of any of the Purchased Assets other than ordinary course disposal of files, books and records conducted in accordance with applicable Law;

(b)            Contracts.  Enter into any contract relating to Seller’s business of providing investment advisory services to the Rainier Funds after the date hereof (other than (i) contracts in the ordinary course of business and (ii) contracts that will not result in any liability or duty on the part of Buyer) without receiving the written consent of Buyer prior to execution of such contracts.  Seller shall not cause, or recommend that the Rainier Trust Board cause, any changes to the Investment Advisory Agreement between the Rainier Trust and Seller, dated as of April 18, 2016, or changes to the net expense ratio of any of the Rainier Funds.  All requests for such consents shall be in writing and shall include a copy of each such contract.

(c)            Restrictive Covenants.  As a material inducement to Buyer’s willingness to enter into this Agreement, each Seller Party agrees that for a period of two (2) consecutive years immediately following the Closing Date, it shall not, directly or indirectly, through any of its Affiliates or otherwise induce, offer, assist, solicit or encourage, in any manner whatsoever, (1) that it or another business or enterprise offer employment to or enter into a business affiliation with any employee of Buyer as of the Closing Date, or (2) that any employee of Buyer as of the Closing Date terminate his or her employment or business affiliation with Buyer; or (y) hire, employ or contract with any employee of Buyer as of the Closing Date; provided, however, that general solicitations of employment (e.g., newspaper ads, internet ads, etc.) which are not directed at any particular employee of Buyer shall not constitute a breach of this Section 5.2(c)

Each Seller Party acknowledges and agrees that each covenant set forth in this Section 5.2(c) is reasonable and valid in temporal scope, subject matter and in all other respects.  If any court determines that such covenants, or any part thereof, are invalid or unenforceable, the remainder of such covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions, to the maximum extent permitted by applicable Law.  If any court determines that any such covenant, or any part thereof, is unenforceable because of the duration or subject matter of such provision (or for any other reason), it is the parties’ intention that such court shall have the power to reduce the duration or scope or subject matter of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable to the maximum extent permitted by applicable Law.  Each Seller Party acknowledges and agrees that an irreparable injury may result to Buyer in the event of a breach of the covenants set forth in this Section 5.2(c).  Each Seller Party also acknowledges and agrees that the damages or injuries which Buyer may sustain as a result of a breach of such covenants may be difficult to ascertain and money damages alone may not be an adequate remedy to Buyer.  Seller Parties therefore agree that in the event of such breach or threatened breach of this Section 5.2(c), Buyer shall be entitled, in addition to any other available remedies, to obtain any equitable remedy, including any injunctive relief, necessary to prevent or restrain any violation or threatened violation of this Section 5.2(c), without the necessity of posting a bond.

Section 5.3                          Affirmative Covenants of Seller.

(a)            Access to Information.  Seller shall allow Buyer and its authorized representatives on prior notice reasonable access at Buyer’s expense during normal business hours to Seller’s employees responsible for the Rainier Funds, the Purchased Assets and to all other properties, equipment and contracts relating to Seller’s business of providing investment advisory services to the Rainier Funds for the purpose of review and inspection, and furnish or cause to be furnished to Buyer or its authorized representatives all information with respect to Seller’s business of providing investment advisory services to the Rainier Funds as Buyer may reasonably request, it being understood that the rights of Buyer hereunder shall not be exercised in such a manner as to interfere with the operation of Seller’s business; provided Seller shall not be required to provide any information or access that would adversely affect the ability of Seller to assert attorney-client or attorney work product privilege or a similar privilege.  All requests pursuant to this Section 5.3(a) shall be sent to Richard Yates, Elisa Enns, Mark Broughton or Michael Emery at the address for Seller provided in Section 11.1.  All non-public information provided pursuant to this Section 5.3(a) shall be considered “confidential information.”

(b)            Transition.  Seller shall cooperate with and assist Buyer in effecting the transfer to Buyer of Seller’s business of providing investment advisory services to the Rainier Funds as contemplated by this Agreement, including the Fund Transactions, and shall provide Buyer with such information maintained by Seller as Buyer may reasonably request to facilitate (i) preparation and filing of Tax returns for the Rainier Funds for their tax years next ending after the date of this Agreement and (ii) the provision of information to shareholders in compliance with the Code.

(c)            Rainier Funds Prospectus.  Prior to the Closing Date, Seller shall use its reasonable best efforts to cause the Rainier Funds to supplement their prospectus to disclose the transactions contemplated by this Agreement pursuant to Rule 497 of the Commission under the Securities Act.

(d)            Registration Statement.  Seller will cooperate with Buyer and will use its reasonable best efforts to assist Buyer in completing and filing the N-14 Registration Statement, and will furnish to Buyer the information relating to itself required by the Securities Act, the Securities Exchange Act and the Investment Company Act and the rules and regulations thereunder to be set forth in the N-14 Registration Statement, including the N-14 Prospectus.

Section 5.4                          Affirmative Covenants of Buyer.

(a)            Access to Information.  Buyer shall provide Seller with such information regarding Buyer and Affiliated Persons of Buyer as Seller or the Rainier Trust Board may reasonably request to assist it in fulfilling its duties to Seller under the Investment Company Act, the Delaware Statutory Trust Act and the Delaware Limited Liability Company Act, and as may be reasonably necessary or desirable in connection with the solicitation of proxies from the shareholders of the Rainier Funds.

(b)            Approvals.  Buyer shall use its reasonable best efforts to obtain the actions of the Hennessy Funds Trust Board enumerated in Section 7.2(d), and shall use its reasonable best efforts to cooperate in seeking to obtain the actions of the Rainier Trust Board and the actions of Parent’s Board of Directors as enumerated in Section 7.1(c) and Section 7.1(d), as applicable, and to assist the Rainier Funds in soliciting their shareholders with regard to approval of the Plan of Reorganization for which shareholder approval is required, as well as other matters relating directly or indirectly to the Fund Transaction.

(c)            Registration Statement.  Buyer will cooperate with Seller and will use its reasonable best efforts to complete and file the N-14 Registration Statement, including the N-14 Prospectus included therein.

(d)            Transition.  Buyer shall cooperate with and assist Seller in effecting the transfer to Buyer of Seller’s business of providing investment advisory services to the Rainier Funds as contemplated by this Agreement, including the Fund Transactions and shall provide Seller with such information maintained by Buyer as Seller may reasonably request to facilitate preparation and provision of any documents required to consummate the transactions contemplated by this Agreement.

ARTICLE VI
SPECIAL COVENANTS AND AGREEMENTS

Section 6.1                          Fees and Expenses.  Buyer and Seller Parties shall be responsible for paying their own professional fees, including legal and accounting fees, and other costs and expenses incurred by them or any of their Affiliates in connection with this Agreement and the transactions contemplated herein, provided that Buyer and Seller Parties shall bear equally the costs associated with: (i) soliciting and obtaining the proxy vote of the shareholders of the Rainier Funds, including the proxy advisory firm fees, and (ii) data conversion and transition services of US Bank.  Buyer shall pay all costs associated with the preparation and filing and obtaining effectiveness of the N-14 Registration Statement other than legal and accounting fees incurred by Seller Parties in connection with their review of the N-14 Registration Statement.

Section 6.2                          Brokers.  Seller Parties and Buyer each represent to the other that they have not used any finder or broker in connection with the transactions contemplated by this Agreement.  Buyer and Seller Parties agree to indemnify and hold harmless the other party with respect to any claim or liability for any finders’ or brokers’ fees or commissions in connection with the transactions contemplated by this Agreement as a result of the indemnifying party’s conduct or alleged conduct upon which any such claim or liability is based.

Section 6.3                          Cooperation.  Buyer and Seller Parties shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and Buyer and Seller Parties shall execute such other documents as may be necessary and desirable to the implementation and consummation of this Agreement, and otherwise use their reasonable best efforts to consummate the transactions contemplated hereby and to fulfill their obligations hereunder.

Section 6.4                          Covenants With Respect to Changes in Condition and Litigation.

(a)            Litigation; Proceedings.

(i)            From the date of this Agreement through the Closing Date or earlier termination of this Agreement in accordance with its terms: (A) Seller shall notify Buyer promptly of any actions, proceedings or investigations that from the date of this Agreement are commenced against either of the Seller Parties and materially relate to the administration, management, operation or distribution of shares of the Rainier Funds and (B) Buyer shall notify Seller promptly of any actions, proceedings or investigations that from the date of this Agreement are commenced against any of Hennessy Funds Trust or Buyer or any of its Affiliates and materially relate to the administration, management, operation or distribution of Hennessy Funds Trust.

(ii)            From the date of this Agreement through the Closing Date or earlier termination of this Agreement in accordance with its terms, Buyer shall notify Seller, and Seller shall notify Buyer, promptly of any actions, proceedings or investigations that are commenced against Buyer or any of its Affiliates or any actions, proceedings or investigations that are commenced against Seller or any of its Affiliates, respectively, that would be reasonably likely to materially and adversely affect the Rainier Funds, Hennessy Funds Trust or the transactions contemplated herein or that would restrain or enjoin the consummation of, or declare unlawful, the transactions contemplated herein, or cause such transactions to be rescinded or that would restrain or enjoin execution or performance of this Agreement.

(b)            Change in Condition.

(i)            From the date of this Agreement through the Closing Date or earlier termination of this Agreement, Buyer agrees to advise Seller promptly and in writing of any change in the financial condition, operations, properties or business of Buyer or any of its Affiliates which individually or taken as a whole would have a Material Adverse Effect with respect to Buyer.

(ii)            From the date of this Agreement through the Closing Date or earlier termination of this Agreement, Seller agrees to advise Buyer promptly and in writing of any material adverse change in the financial condition, operations, properties or business of the Rainier Funds, other than changes in the value of fund assets resulting from changes occurring in the financial or securities markets or from the addition or withdrawal of funds from any Rainier Funds.  From the date of this Agreement through the Closing Date or earlier termination of this Agreement, each Seller Party agrees to advise Buyer promptly in writing of any change in the financial condition, operations, properties or business of such Seller Party which individually or taken as a whole would have a Material Adverse Effect with respect to such Seller Party or the Rainier Funds.

Section 6.5                          Covenants With Respect to Information in Registration Statement.

(a)            Seller covenants that the last post-effective amendment to the registration statement on Form N-1A filed by Rainier Trust with the Commission preceding the date of this Agreement, any subsequent post-effective amendment thereto hereafter filed by Rainier Trust prior to the Closing Date and any prospectus or supplement thereto used for the sale of shares of the Rainier Funds and the proxy materials required for the shareholders’ meeting or meetings or meetings of Seller called for the purpose, pursuant to the Investment Company Act, of approving the Plan of Reorganization or other matters relating directly or indirectly to the Fund Transaction do not or will not contain, at the time any such amendment becomes effective or such prospectus is delivered in connection with a sale of shares of the Rainier Funds or at the time such proxy materials are furnished or at the time of such meeting or meetings, any untrue statement of material fact or omit to state any material fact required to be stated therein, where necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading; provided, however, that this covenant shall not apply to any information or data provided by Buyer that describes Buyer, Hennessy Funds Trust or any of their respective business operations or plans for use in the prospectus or proxy materials.

(b)            Buyer covenants that any information or data provided by Buyer that describes Buyer, Hennessy Funds Trust or any of their respective business operations or plans for use in and prospectus or prospectus supplement for the Rainier Funds or the proxy materials required for the shareholders’ meeting or meetings of the Rainier Funds called for the purpose, pursuant to the Investment Company Act, of approving the Plan of Reorganization or other matters relating directly or indirectly to the Fund Transaction will not contain, at the time any such prospectus or prospectus supplement is delivered, or at the times such proxy materials are furnished or at the time of such meeting or meetings, any untrue statement of material fact or omit to state any material fact required to be stated therein, where necessary in order to make the statements made therein, in the light of the circumstance under which they were made, not misleading.

Section 6.6                          Access to Third Parties.  Buyer and Seller shall agree on mutually acceptable procedures to contact Seller and, to the extent reasonably required in connection with the transactions contemplated hereby, third party providers of Seller or the Rainier Funds including, but not limited to, auditors, transfer agents, administrators or any other service providers, and authorize such third party providers to communicate with Buyer and to provide information requested by Buyer consistent with Section 5.3(a).

Section 6.7                          Cooperation Regarding Financial Matters.  From the date of this Agreement through the Closing Date or earlier termination of this Agreement, Seller and its representatives shall, upon the reasonable request of Buyer, provide to Buyer all reasonable information regarding the Rainier Funds and the Purchased Assets, and reasonable access to the Purchased Assets and the Rainier Funds’ financial and accounting personnel and books and records (including all accountants’ work papers and work product) consistent with Section 5.3(a).

Section 6.8                          Section 15(f) of the Investment Company Act.

(a)            Buyer will use its “best efforts” (as defined in Section 6.8(b)) to ensure compliance with the requirements of Section 15(f) of the Investment Company Act in respect of this Agreement and the transactions contemplated hereunder.  In that regard, Buyer will conduct its business so as to enable, insofar as within the control of Buyer, (i) for a period of three years after the Closing Date, at least 75% of the members of the Hennessy Funds Trust Board not to be (A) “interested persons” (as that term is defined in the Investment Company Act) of the investment adviser of the Rainier Funds or the Hennessy Cornerstone Mid Cap 30 Fund and the Hennessy Cornerstone Large Growth Fund, or (B) “interested persons” (as that term is defined in the Investment Company Act) of the investment adviser of the Rainier Funds immediately prior to the Closing and (ii) there not to be imposed an “unfair burden” (as that term is defined in the Investment Company Act) on any of the series of Hennessy Funds Trust as a result of the transactions contemplated hereby, or any express or implied terms, conditions or understandings applicable thereto; provided, however, that if Buyer will have obtained an order from the Commission exempting it from the provisions of Section 15(f), while still maintaining the “safe harbor” provided by Section 15(f), then this covenant will be deemed to be modified to the extent necessary to permit Buyer to act in any manner consistent with such Commission exemptive order.

(b)            For purposes of Section 6.8(a), “best efforts” means that Buyer will, and will cause its Affiliates to, subject to applicable fiduciary duties in relation to any of the series of Hennessy Funds Trust:

(i)            cause to be distributed to the Hennessy Funds Trust Board: (A) a questionnaire containing questions reasonably designed to elicit information pertaining to the status of the trustees as “interested persons” for purposes of Section 6.8(a) above and (B) a legal memorandum describing to the trustees the requirements of Section 15(f) of the Investment Company Act and the relevance of their status thereunder;

(ii)            at such time as Buyer learns of a change or potential change in the status of a Hennessy Funds Trust Board member that would cause more than 25% of the Hennessy Funds Trust Board to be “interested persons” for purposes of Section 6.8(a) above, notify Seller and take reasonable steps to seek to correct such situation as promptly as reasonably practicable, including causing any Hennessy Funds Trust Board members who are Affiliated Persons of Buyer or its Affiliates to resign and requesting any Hennessy Funds Trust Board members who are Affiliated Persons of Seller to resign from the Hennessy Funds Trust Board, in each case to the extent required to correct such situation; and

(iii)            obtain the agreement of any transferee of all or a portion of the business of Buyer to comply with provisions substantially identical to the provisions of this Section 6.8 for a period after the Closing Date of not less than periods provided in this Section 6.8.

(c)            Buyer covenants and agrees to take such additional steps as Seller may from time to time reasonably request in writing in connection with compliance with Section 15(f)(1)(A) and (B) of the Investment Company Act.

(d)            Seller will use its best efforts to ensure compliance with the requirements of Section 15(f) of the Investment Company Act in respect of this Agreement and the transactions contemplated hereunder.

Section 6.9                          Press Releases and Public Announcements.  Neither Seller Parties and their Affiliates nor Buyer and its Affiliates will issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld) of the other party; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement or statement to the extent required by Law, court order or the applicable rules of any stock exchange.

Section 6.10                          Confidentiality.  For a period of two (2) years after the Effective Date, each of Buyer, Seller and Parent (each, a “Receiving Party” for purposes of this Section 6.10) will, and will use its best efforts to cause its employees and agents to, hold in strict confidence, unless compelled to disclose by applicable Laws, all Confidential Information (defined below) with respect to the other party (the “Disclosing Party”), and the Receiving Party will not disclose any Confidential Information concerning the Disclosing Party to any person, except as otherwise may reasonably be necessary to carry out the transactions contemplated by this Agreement, including any business or due diligence review.  For the purposes hereof, “Confidential Information” shall mean all information of any kind concerning a Disclosing Party, obtained, directly or indirectly, from such Disclosing Party in connection with the transactions contemplated by this Agreement except information (i) ascertainable or obtained from public or published information, (ii) received from a third party not known by the Receiving Party to be under an obligation to the Disclosing Party to keep such information confidential, (iii) which is or becomes known to the public (other than through a breach of this Agreement), or (iv) which was in the Receiving Party’s possession prior to disclosure thereof to the Receiving Party in connection herewith.

ARTICLE VII
CONDITIONS PRECEDENT

Section 7.1                          Conditions to Obligations of Buyer.  All obligations of Buyer at the Closing hereunder are subject to the fulfillment prior to and at the Closing Date of each of the following conditions, which may be waived, in writing, in whole or in part by Buyer.

(a)            Representations and Warranties.  All representations and warranties of each Seller Party contained in this Agreement shall be true, correct and complete in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) at and as of the Closing Date as though such representations and warranties were made at and as of such time (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)            Covenants and Conditions.  Each Seller Party shall have in all material respects performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)            Rainier Trust Board Action.  The Rainier Trust Board shall have taken action:

(i)            to approve the Plan of Reorganization and authorize and direct appropriate officers to take all necessary actions to fulfill the conditions precedent thereto; and

(ii)            to call shareholders meetings of the Rainier Funds to approve the Plan of Reorganization.

(d)            Seller Board Action.  The Seller’s Board of Directors shall have taken action to approve the Fund Transactions and Plan of Reorganization and authorize and direct appropriate officers to take all necessary actions to fulfill the conditions precedent thereto,  Seller shall also obtain the appropriate written approval of Parent as required under Seller’s operating agreements.

(e)            Hennessy Funds Trust Board Action.  The Hennessy Funds Trust Board shall have taken action to approve the Fund Transactions and the Plan of Reorganization and authorize and direct appropriate officers to take all necessary actions to fulfill the conditions precedent thereto.

(f)            Buyer Board Action.  Following receipt of a satisfactory due diligence report by Buyer’s management, the final approval of Buyer’s Board of Directors.

(g)            Shareholder Approval.  The Plan of Reorganization shall have been approved by vote of a majority of the outstanding voting securities (as defined in Section 2(a)(42) of the Investment Company Act) of each of the Rainier Funds.

(h)            Conditions Precedent to Fund Transactions.  All of the conditions precedent to the obligations of Buyer and Hennessy Funds Trust under the Plan of Reorganization shall have been satisfied or complied with in all material respects prior to the Closing Date.

(i)            Deliveries.  Seller shall have made or stand willing and able to make all the deliveries to Buyer set forth in Section 8.2.

Section 7.2                          Conditions to Obligations of Seller.  All obligations of each Seller Party at the Closing hereunder are subject to the fulfillment prior to and at the Closing Date of each of the following conditions which may be waived, in writing, in whole or in part by Seller Parties.

(a)            Representations and Warranties.  All representations and warranties of Buyer contained in this Agreement shall be true, correct and complete in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) at and as of the Closing Date as though such representations and warranties were made at and as of such time (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)            Covenants and Conditions.  Buyer shall have in all material respects performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)            Rainier Trust Board Action.  The Rainier Trust Board shall have taken action:

(i)            to approve the Plan of Reorganization and authorize and direct appropriate officers to take all necessary actions to fulfill the conditions precedent thereto; and

(ii)            to call a shareholders meeting of the Rainier Funds to approve the Plan of Reorganization.

(d)            Hennessy Funds Trust Board Action.  The Hennessy Funds Trust Board shall have taken action to approve the Fund Transactions and the Plan of Reorganization and authorize and direct appropriate officers to take all necessary actions to fulfill the conditions precedent thereto.

(e)            Shareholder Approval.  The Plan of Reorganization shall have been approved by vote of a majority of the outstanding voting securities (as defined in Section 2(a)(42) of the Investment Company Act) of each of the Rainier Funds.

(f)            Conditions Precedent to Fund Transactions.  All of the conditions precedent to the obligations of Seller Parties and the Rainier Funds under the Plan of Reorganization shall have been satisfied or complied with in all material respects prior to the Closing Date.

(g)            Deliveries.  Buyer shall have made or stand willing and able to make all the deliveries to Seller set forth in Section 8.3.

ARTICLE VIII
CLOSING AND CLOSING DELIVERIES

Section 8.1                          Closing.  The Closing Date shall be on or before the fifth business day following the satisfaction or waiver of the conditions set forth in Article VII of this Agreement (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions at such time).

Section 8.2                          Deliveries by Seller.  Prior to or on the Closing Date, Seller shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

(a)            Officer’s Certificate.  A certificate, dated as of the Closing Date, executed on behalf of each Seller Party by an authorized officer certifying that the conditions set forth in Sections 7.1(a), 7.1(b) and Section 7.1(h) have been satisfied;

(b)            Seller Secretary’s Certificate.  A certificate, dated as of the Closing Date, executed by Seller’s Secretary on Seller’s behalf, certifying (i) that the resolutions, as attached to such certificate, were duly adopted by Seller authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby and that such resolutions remain in full force and effect; and (ii) that Seller has taken no action to dissolve and that no grounds exist for administrative or judicial action to dissolve Seller and providing, as attachments thereto, a certificate of good standing certified by the Secretary of State of the State of Delaware as of a date not more than fifteen (15) calendar days before the Closing Date and by Seller’s Secretary as of the Closing Date;

(c)            Parent Secretary’s Certificate.  A certificate, dated as of the Closing Date, executed by Parent’s Secretary on Parent’s behalf, certifying (i) that the resolutions, as attached to such certificate, were duly adopted by Parent authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby and that such resolutions remain in full force and effect; and (ii) that Parent has taken no action to dissolve and that no grounds exist for administrative or judicial action to dissolve Parent and providing, as attachments thereto, a certificate of good standing certified by the Secretary of State of the State of Delaware as of a date not more than fifteen (15) calendar days before the Closing Date and by Parent’s Secretary as of the Closing Date;

(d)            Rainier Trust Secretary’s Certificate.  Seller shall use its reasonable best efforts to cause Rainier Trust to deliver a certificate, dated as of the Closing Date, executed by Rainier Trust’s Secretary on Rainier Trust’s behalf, certifying (i) that the resolutions, as attached to such certificate, were duly adopted by Rainier Trust authorizing and approving the consummation of the Fund Transactions and that such resolutions remain in full force and effect; and (ii) that Rainier Trust has taken no action to dissolve and that no grounds exist for administrative or judicial action to dissolve Rainier Trust and providing, as attachments thereto, a certificate of good standing certified by the Secretary of State of the State of Delaware as of a date not more than fifteen (15) calendar days before the Closing Date and by Rainier Trust’s Secretary as of the Closing Date;

(e)            Bill of Sale.  The Bill of Sale for the Purchased Assets in the form mutually agreed upon by the parties (the “Bill of Sale”), duly executed by Seller; and

(f)            Delivery of Purchased Assets.  Delivery by Seller to a location specified by Buyer of the Purchased Assets.

Section 8.3                          Deliveries by Buyer.  Prior to or on the Closing Date, Buyer shall deliver to Seller the following, in form and substance reasonably satisfactory to Seller and its counsel:

(a)            Payment.  The Purchase Price as provided in Section 2.4;

(b)            Officer’s Certificate.  A certificate, dated as of the Closing Date, executed on behalf of Buyer by an authorized officer certifying that the conditions set forth in Sections 7.2(a), 7.2(b) and Section 7.2(f) have been satisfied;

(c)            Secretary’s Certificate.  A certificate, dated as of the Closing Date, executed by Buyer’s Secretary on its behalf, certifying (i) that the resolutions, as attached to such certificate, were duly adopted by Buyer’s Board of Directors, authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby and that such resolutions remain in full force and effect; and (ii) that Buyer has taken no action to dissolve and that no grounds exist for administrative or judicial action to dissolve Buyer and providing, as attachments thereto, a certificate of good standing certified by an appropriate state official of the State of California as of a date not more than fifteen (15) calendar days before the Closing Date and by Buyer’s Secretary as of the Closing Date;

(d)            Hennessy Funds Trust Secretary’s Certificate.  Buyer shall use its reasonable best efforts to cause Hennessy Funds Trust to deliver a certificate, dated as of the Closing Date, executed by Hennessy Funds Trust’s Secretary on Hennessy Funds Trust’s behalf, certifying (i) that the resolutions, as attached to such certificate, were duly adopted by Hennessy Funds Trust authorizing and approving the consummation of the Fund Transactions and that such resolutions remain in full force and effect; and (ii) that Hennessy Funds Trust has taken no action to dissolve and that no grounds exist for administrative or judicial action to dissolve Hennessy Funds Trust and providing, as attachments thereto, a certificate of good standing certified by the Secretary of State of the State of Delaware as of a date not more than fifteen (15) calendar days before the Closing Date and by Hennessy Funds Trust’s Secretary as of the Closing Date; and

(e)            Bill of Sale.  The Bill of Sale, duly executed by Buyer.

ARTICLE IX
RIGHTS OF BUYER AND SELLER ON TERMINATION OR BREACH

Section 9.1                          Termination Rights.  This Agreement and, subject to the provisions of this Article IX, the obligations hereunder may be terminated and the transactions contemplated hereby abandoned:

(a)            by Buyer if all of the conditions set forth in Section 7.1 hereof shall not have been satisfied or waived by Buyer as of October 31, 2017 (or such later date agreed to by Buyer and Seller Parties in writing), provided that such failure is not the result of a breach of any covenant or agreement hereunder by Buyer;

(b)            by either Seller Party if all of the conditions set forth in Section 7.2 hereof shall not have been satisfied or waived by Seller as of October 31, 2017 (or such later date agreed to by Buyer and Seller Parties in writing), provided that such failure is not the result of a breach of any covenant or agreement hereunder by Seller;

(c)            by Buyer or either Seller Party if there is in effect on the Closing Date (or the latest permissible time for the Closing Date provided in Section 8.1) any judgment, decree or order that would prevent or make unlawful the Closing hereunder;

(d)            by Buyer, if there shall be a breach by either Seller Party of any representation or warranty or any covenant or agreement contained in this Agreement that would result in a failure of a condition set forth in Article VII and that cannot be cured or has not been cured within 60 calendar days after the giving of written notice to Seller Parties of such breach; or

(e)            by either Seller Party, if there shall be a breach by Buyer of any representation or warranty or any covenant or agreement contained in this Agreement that would result in a failure of a condition set forth in Article VII and that cannot be cured or has not been cured within 60 calendar days after the giving of written notice to Buyer of such breach.

Any termination of this Agreement pursuant to this Section 9.1 shall be effected by notice in writing to the other party.

Section 9.2                          Effect of Termination.  If this Agreement is terminated pursuant to and in accordance with Section 9.1, this Agreement shall become void and of no further force and effect, and the termination shall be without liability of any party, or of any Affiliate of such party, or any shareholder, director, trustee, officer, employee, agent, consultant or representative, of such party or of any of its Affiliates, or of the Rainier Funds and any of its officers or trustees, to the other party to this Agreement; provided, however, that, if the termination shall result from the intentional breach by a party of any covenant or agreement of such party contained in this Agreement, such party responsible for the breach shall be fully liable for any and all reasonable costs and expenses (including reasonable counsel fees and disbursements) sustained or incurred by the non-breaching party; and provided further that the terms of the confidentiality obligations referred to in this Agreement shall survive any termination of this Agreement.

ARTICLE X
REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

Section 10.1                          Representations and Warranties.  The representations and warranties contained in or made pursuant to this Agreement shall survive until twenty-four months after the Closing Date, except that the representations and warranties contained in Section 3.1, Section 3.2, Section 3.3, Section 3.5, Section 3.6 and Section 6.2 (collectively, the “Fundamental Representations”) shall survive indefinitely.

Section 10.2                          Indemnification by Seller Parties.  Each of the Seller Parties, jointly and severally, shall indemnify, defend and hold harmless Buyer against any and all claims, actions, damages, obligations, losses, liabilities, costs and expenses (including reasonable attorneys’ fees, costs of collection and other costs of defense) actually incurred by Buyer and arising from or in connection with (a) any breach of any representation or warranty of any Seller Party contained in or made pursuant to this Agreement, (b) any breach of any covenant by any Seller Party contained in or made pursuant to this Agreement or (c) the Excluded Liabilities.

Section 10.3                          Indemnification by Buyer.  Buyer shall indemnify, defend and hold harmless Seller Parties against any and all claims, actions, damages, obligations, losses, liabilities, costs and expenses (including reasonable attorney’s fees and costs of collection and other costs of defense) actually incurred by either Seller Party and arising from or in connection with (a) any breach of any representation or warranty of Buyer or (b) any breach of any covenant by Buyer contained in or made pursuant to this Agreement.

Section 10.4                          Procedure for Indemnification.  The procedure for seeking indemnification shall be as follows.

(a)            The party claiming indemnification (the “Claimant”) shall promptly give notice to the party from whom indemnification is claimed (the “Indemnifying Party”) of any claim, whether between the parties or brought by a third party, specifying (i) the factual basis for such claim and (ii) if known, the estimated amount of the claim.  If the claim relates to an action, suit or proceeding filed by a third party against Claimant, such notice shall be given by Claimant within five (5) business days after written notice of such action, suit or proceeding was given to Claimant.  Such notice shall not be a condition precedent to any liability of the Indemnifying Party under the provisions for indemnification contained in this Agreement, unless (and only to the extent that) failure to give such notice materially prejudices the rights of the Indemnifying Party with respect to such actions or proceedings.

(b)            Following receipt of notice from the Claimant of a claim for indemnification, the Indemnifying Party shall have thirty (30) calendar days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable.  For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and its authorized representative(s) the information relied upon by the Claimant to substantiate the claim.  If the Claimant and the Indemnifying Party agree at or prior to the expiration of said thirty (30) calendar day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim.  If the Claimant and the Indemnifying Party do not agree within said period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate legal remedy.

(c)            With respect to any claim by a third party as to which the Claimant seeks indemnification hereunder, the Indemnifying Party shall have the right at its own expense, to participate in, or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party, provided, that the Indemnifying Party shall not be entitled to assume control of such defense if (i) the third party claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the third party claim seeks an injunction or equitable relief against the Claimant which is not merely incidental to a primary damage claim or claims for monetary damages; (iii) the third party claim relates to Taxes; (iv) the third party claim relates to disputes involving the Claimant on one hand and a governmental or regulatory authority on the other hand, (v) the third party claim relates to disputes with a client or service provider of Claimant or (vi) in any case not described in (i)-(v) where it is reasonably likely, in the Claimant’s sole judgment, for the third party claim to have an material and adverse effect on the Claimant’s business or business reputation, other than as a result of money damages or other money payments.  If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense. Notwithstanding the election of the Indemnifying Party to assume the defense of such action, the Claimant shall have the right to employ separate counsel and to participate in the defense of such action, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of separate counsel if (i) the use of counsel chosen by the Indemnifying Party to represent the Claimant would present such counsel with a conflict of interest; (ii) the defendants in, or targets of, any such action include both the Indemnifying Party and the Claimant, and there are reasonably likely to be legal defenses available to it which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Claimant except to the extent not jeopardizing such additional defenses); (iii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Claimant to represent the Claimant within a reasonable time after notice of the institution of such action; or (iv) the Indemnifying Party shall authorize in writing the Claimant to employ separate counsel at the expense of the Indemnifying Party. If the Indemnifying Party chooses to defend any claim, the Claimant shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense, subject to attorney client privilege and confidentiality agreements.  In any event, the Claimant, the Indemnifying Party and the Indemnifying Party’s counsel (and, if applicable, the Claimant’s counsel), shall cooperate (at no material cost to the Claimant other than the cost of Claimant’s counsel) in the compromise of, or defense against, any such asserted liability.  If the Indemnifying Party assumes the defense of such an action, no compromise or settlement thereof may be effected by the Indemnifying Party without the Claimant’s consent (which shall in any event not be unreasonably withheld) unless (x) there is no finding or admission of any violation of the rights of any person by the Claimant and no effect on any other claims that may be made against the Claimant and (y) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party.

(d)            If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

(e)            The Claimant may not compromise or settle any such claim without the prior written consent of the Indemnifying Party, which consent may not be unreasonably withheld.

(f)            The indemnification rights provided in Sections 10.2 and 10.3 shall extend to the shareholders, directors, officers, employees, Affiliates and agents of the Claimant although for the purpose of the procedures set forth in this Section 10.4, any indemnification claims by such parties shall be made by and through the Claimant.

(g)            The indemnification obligations of Seller Parties under this Article X shall constitute the sole and exclusive remedies of Buyer for recovery of money damages after the Closing Date.  The indemnification obligations of Buyer under this Article X shall constitute the sole and exclusive remedies of each Seller Party for recovery of money damages after the Closing Date, except to the extent that any Seller Party is seeking to recover with respect to any failure of Buyer to pay amounts owed to such Seller Party pursuant to Section 2.4 hereof.

Section 10.5                          Limitations.

(a)            Except for claims made as a result of fraud, intentional breaches and/or a breach of any of the Fundamental Representations, neither Buyer nor Seller shall be liable to the other under this Article X for any damages until the aggregate amount of damages otherwise due the party being indemnified exceeds Twenty Thousand Dollars ($20,000), and then only to the extent of such excess.

(b)            Except for claims made as a result of fraud, intentional breaches and/or a breach of any of the Fundamental Representations, neither Buyer nor any Seller Party shall have aggregate indemnity obligations pursuant to this Article X in an amount in excess of the Purchase Price.

ARTICLE XI
MISCELLANEOUS

Section 11.1                          Notices.  All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be (i) in writing, (ii) delivered by personal delivery, or sent by commercial delivery service or registered or certified mail, return receipt requested (iii) deemed to have been given on the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt, and (iv) addressed as follows:

If to Seller:
Rainier Investment Management, LLC
Two Union Square
601 Union St. #3525
Seattle, Washington 98101
 Attention: Chief Legal Officer

with copies (which shall not constitute notice) to:

Manning & Napier, Inc.
290 Woodcliff Drive
Fairport, New York 14450
 Attention: Chief Legal Officer

If to Parent:
Manning & Napier, Inc.
290 Woodcliff Drive
Fairport, New York 14450
 Attention: Chief Legal Officer

If to Buyer:	Neil J. Hennessy Hennessy Advisors, Inc. 7250 Redwood Blvd, Suite 200 Novato, CA 94945

with copies (which shall not constitute notice) to:

Peter D. Fetzer
Foley & Lardner LLP
777 East Wisconsin Avenue
 Milwaukee, Wisconsin 53202

or to any such other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 11.1.

Section 11.2                          Benefit and Binding Effect.  None of the parties hereto may assign this Agreement without the prior written consent of all of the other parties hereto, except that Buyer may assign some or all of its rights and obligations under this Agreement to any purchaser or successor to Buyer’s business, provided that such assignee agrees in writing to be bound by the provisions of this Agreement and, in any event, Buyer shall remain responsible for all obligations hereunder. This Agreement is for the sole benefit of and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of any other person.

Section 11.3                          Governing Law.  This Agreement shall be governed, construed and enforced in accordance with the substantive Laws of (without regard to conflict of law principles), and the sole forum for the judicial resolution of any dispute arising under this Agreement shall be, the State of New York.

Section 11.4                          Headings.  The headings herein are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

Section 11.5                          Gender and Rules of Construction.  All references in this Agreement to the masculine gender shall include the feminine and neuter genders, and vice versa, and all references to the singular shall include the plural, and vice versa.  Any reference to any Section, Schedule or Exhibit contained in this Agreement shall refer to such Section, Schedule or Exhibit as set forth in or attached to this Agreement, notwithstanding use of or failure to use the term “hereof,” “hereto” or “herein” in connection with such reference.

Section 11.6                          Entire Agreement.  This Agreement, all Schedules hereto, and all documents and certificates to be delivered by the parties pursuant hereto collectively represent the entire understanding and agreement between Buyer and Seller Parties with respect to the subject matter hereof.  All Schedules required by this Agreement shall be deemed part of this Agreement and incorporated herein, where applicable, as if fully set forth herein.  This Agreement supersedes all prior negotiations between Buyer and Seller Parties and all letters of intent and other writings relating to such negotiations, and cannot be amended, supplemented or modified except by an agreement in writing which makes specific reference to this Agreement or an agreement delivered pursuant hereto, as the case may be, and which is signed by the party against which enforcement of any such amendment, supplement or modification is sought.

Section 11.7                          Counterparts.  This Agreement may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were upon the same instrument.  An electronic facsimile or photocopy of this Agreement shall be deemed an original and may be admitted in evidence for all purposes.

Section 11.8                          Specific Performance.  The parties agree that if any of the provisions of this Agreement were not performed by the parties in accordance with their specific terms or were otherwise breached thereby, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that each party hereto will be entitled to specific performance to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it may be entitled at law or in equity.

Section 11.9                          Severability.  This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof.

Section 11.10                       Further Assurances.  The parties hereto shall, with commercially reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated hereby and each party shall provide such further documents or instruments required by the requesting party as may be reasonably necessary or desirable to effect the purposes of this Agreement and carry out its provisions after the Closing.

Section 11.11                       Interpretation.  This Agreement was collectively drafted by all of the parties hereto, and no provision hereof shall be interpreted against a party because such party initially drafted such provision.

[Signature page follows on next page.]

IN WITNESS WHEREOF, this Agreement has been executed by Buyer, Seller and Parent as of the date first above written.

HENNESSY ADVISORS, INC.

By:	/s/ Neil Hennessy

Name:	Neil Hennessy

Title:	President & Chairman of the Board

RAINIER INVESTMENT MANAGEMENT, LLC

By:	/s/ Richard B. Yates

Name:	Richard B. Yates

Title:	Corporate Secretary

MANNING & NAPIER GROUP,LLC

By:	/s/ Richard B. Yates

Name:	Richard B. Yates

Title:	Corporate Secretary

[Signature Page to Transaction Agreement]